Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-167457, 333-180832, 333-189172, 333-196644, 333-211782, 333-232775 and 333-257345) on Form S-8, registration statements (Nos. 333-61950, 333-96739, 333-103958, 333-133218, 333-142323, 333-144748, and 333-217808) on Form S-3, and registration statements (Nos. 333-109114 and 333-114098) on Form S-2 of our report dated March 3, 2022, with respect to the consolidated financial statements of Antares Pharma, Inc. and the effectiveness of internal control over financial reporting.
/s/ KPMG LLP
Minneapolis, Minnesota
March 3, 2022